Exhibit 99.1

For immediate release	For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
THIRD QUARTER EARNINGS RESULTS
ABILENE, Texas, October 21, 2010 — First Financial Bankshares, Inc. (NASDAQ: FFIN) today reported earnings for the third quarter of 2010 of $16.23 million compared with earnings of $13.99 million in the same quarter last year. Basic earnings per share were $0.78 for the third quarter of 2010 compared with $0.67 in the third quarter of 2009. Third quarter 2010 earnings included net proceeds after income tax of $1.30 million from the expropriation of company-owned property in Southlake, Texas, by the Texas Department of Transportation. Excluding this extraordinary item, net income would have been $14.93 million in the third quarter of 2010, a 6.77 per cent increase over the 2009 third quarter, or $0.72 per share.
Net interest income for the third quarter of 2010 increased 4.1 percent to $33.91 million compared with $32.58 million in the same quarter last year. The net interest margin, on a taxable equivalent basis, was 4.67 percent for the third quarter of 2010 compared with 4.92 percent in the same period a year ago and 4.69 percent in the second quarter of 2010.
The provision for loan losses was $1.99 million in the third quarter of 2010, down from $3.71 million in the same quarter last year and $2.97 million in the quarter ended June 30, 2010. Nonperforming assets as a percentage of loans and foreclosed assets held steady at 1.45 percent at September 30, 2010, compared with 1.48 percent at June 30, 2010. The decrease in the provision for loan losses reflects stability in the level of nonperforming assets and a decrease in net charge-offs.
Noninterest income in the third quarter of 2010 was $12.93 million compared with $12.88 million in the same quarter a year earlier. Trust fees increased to $2.71 million in the third quarter of 2010 compared with $2.33 million in the same quarter last year. Real estate mortgage fees increased $423,000 in the third quarter of 2010 over the same period in 2009 due to refinancing activity as a result of the favorable rate environment. Service charges on deposit accounts decreased to $5.10 million during the third quarter of 2010 compared with $5.73 million for the same quarter a year ago, due primarily to decreased customer use of overdraft services and changes in overdraft regulations.
Noninterest expense increased in the third quarter of 2010 to $24.71 million from $23.02 million in the same quarter last year, primarily from a $459,000 increase in profit sharing expense, a $262,000 increase in other real estate expenses and a $226,000 increase in legal, tax and professional expense, mostly related to the acquisition of First State Bank, Huntsville, Texas, announced on September 9, 2010. The Company’s efficiency ratio in the third quarter of 2010 was 47.92 percent, unchanged from the same quarter a year ago. The 2010 ratio includes the income from the extraordinary item.

For the first nine months of 2010, net income increased 7.0 percent to $44.14 million from $41.26 million a year ago. Basic earnings per share rose to $2.12 in the first nine months of 2010 from $1.98 in the same period last year. Excluding the extraordinary item during the third quarter of 2010 described above, net income would have been $42.85 million for the nine months ended September 30, 2010, a 3.86 per cent increase over the 2010 nine month-period, or $2.06 per share. Net interest income increased 3.51 percent in the first nine months of 2010 to $100.02 million from $96.63 million a year ago. The provision for loan losses totaled $6.97 million compared to $7.05 million in the first nine months of 2009. Noninterest income was $36.61 million compared with $36.54 million in the same period a year ago. Noninterest expense was $72.00 million in the first nine months of 2010 compared with $70.33 million a year ago.
As of September 30, 2010, consolidated assets for the Company increased 12.07 percent to $3.45 billion compared with $3.08 billion a year ago. Loans totaled $1.54 billion at quarter end compared with loans of $1.45 billion a year ago. Total deposits were $2.74 billion as of September 30, 2010, compared with $2.46 billion a year earlier. Shareholders’ equity rose to $450.93 million as of September 30, 2010, compared with $415.53 million the prior year.
“This was another excellent quarter for us, even after adjusting for the extraordinary item related to the state government’s expropriation of a portion of our land in Southlake,” said F. Scott Dueser, Chairman, President and CEO. “Our bank presidents continue to do an excellent job of managing their banks and their net interest margins, despite the sluggish economy, increased government regulation and low interest rates. We remain committed to successfully managing our credit quality and expenses, while seeking the highest customer service levels for our customers and shareholders.”
About First Financial Bankshares
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 51 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde, Moran and Odessa; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado, Midlothian and Crowley; First Financial Bank, Hereford; First Financial Bank, N.A., Mineral Wells; First Financial Bank, N.A., San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby, Trent and Merkel; and First Financial Bank, N.A., Weatherford, Willow Park, Aledo, Brock and Fort Worth. The Company also operates First Financial Trust & Asset Management Company, N.A., with six locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our website at http://www.ffin.com.
*****
Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	September 30,
	2010	2009
ASSETS:
Cash and due from banks	$91,492	$89,326
Interest-bearing deposits at banks	231,532	23,884
Fed funds sold	6,135	38,045
Investment securities	1,421,402	1,323,451
Loans	1,537,708	1,454,397
Allowance for loan losses	(30,013)	(25,532)

Net loans	1,507,695	1,428,865
Premises and equipment	67,387	63,659
Goodwill	62,112	62,112
Other intangible assets	578	1,239
Other assets	59,150	45,612

Total assets	$3,447,483	$3,076,193

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$781,228	$719,266
Interest-bearing deposits	1,957,417	1,739,637

Total deposits	2,738,645	2,458,903
Short-term borrowings	178,097	160,401
Other liabilities	79,810	41,355
Shareholders’ equity	450,931	415,534

Total liabilities and shareholders’ equity	$3,447,483	$3,076,193

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
INCOME STATEMENTS
Interest income	$37,259	$36,598	$110,658	$110,028
Interest expense	3,345	4,015	10,641	13,401

Net interest income	33,914	32,583	100,017	96,627
Provision for loan losses	1,988	3,706	6,971	7,054

Net interest income after provision for loan losses	31,926	28,877	93,046	89,573
Noninterest income	12,926	12,879	36,608	36,536
Noninterest expense	24,706	23,018	71,995	70,325

Net income before income taxes and extraordinary item	20,146	18,738	57,659	55,784
Income tax expense	5,213	4,752	14,811	14,528

Net income before extraordinary item	$14,933	$13,986	$42,848	$41,256
Extraordinary item — expropriation of property, net of income tax	1,296	—	1,296	—

Net income	16,229	13,986	44,144	41,256

PER COMMON SHARE DATA
Net income before extraordinary item — basic	$0.72	$0.67	$2.06	$1.98
Net income before extraordinary item — diluted	0.72	0.67	2.05	1.98
Net income — basic	0.78	0.67	2.12	1.98
Net income — diluted	0.78	0.67	2.12	1.98
Cash dividends	0.34	0.34	1.02	1.02
Book value			21.63	19.96
Market value			46.99	49.46
Shares outstanding — end of period	20,852,152	20,822,396	20,852,152	20,822,396
Average outstanding shares — basic	20,849,902	20,819,398	20,844,258	20,810,112
Average outstanding shares — diluted	20,854,489	20,844,567	20,863,935	20,830,932

PERFORMANCE RATIOS
Return on average assets	1.91%	1.81%	1.77%	1.78%
Return on average equity	14.62	13.99	13.78	14.18
Net interest margin (tax equivalent)	4.67	4.92	4.68	4.85
Efficiency ratio	47.92	47.92	49.12	50.08

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2010			2009
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,

ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$28,954	$28,750	$27,612	$25,532	$23,247
Loans charged off	(1,178)	(2,970)	(1,059)	(2,430)	(1,662)
Loan recoveries	249	201	187	145	241

Net charge-offs	(929)	(2,769)	(872)	(2,285)	(1,421)
Provision for loan losses	1,988	2,973	2,010	4,365	3,706

Balance at end of period	$30,013	$28,954	$28,750	$27,612	$25,532

Allowance for loan losses / period-end loans	1.95%	1.91%	1.92%	1.82%	1.76%
Allowance for loan losses / nonperforming loans	211.7	203.3	159.1	148.8	174.4
Net charge-offs / average loans (annualized)	0.24	0.73	0.24	0.62	0.38

NONPERFORMING ASSETS
Nonaccrual loans	$14,110	$14,240	$17,775	$18,540	$14,585
Accruing loans 90 days past due	69	1	290	15	56

Total nonperforming loans	14,179	14,241	18,065	18,555	14,641
Foreclosed assets	8,217	8,306	4,444	3,533	4,367

Total nonperforming assets	$22,396	$22,547	$22,509	$22,088	$19,008

As a % of loans and foreclosed assets	1.45%	1.48%	1.50%	1.46%	1.30%
As a % of end of period total assets	0.65	0.68	0.67	0.67	0.62

CAPITAL RATIOS
Tier 1 Risk-based	18.19%	18.22%	18.02%	17.73%	18.12%
Total Risk-based	19.45	19.48	19.28	18.99	19.37
Tier 1 Leverage	10.89	10.63	10.50	10.69	10.83
Equity to assets	13.08	12.92	12.64	12.68	13.51

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
NONINTEREST INCOME
Gain on sale of student loans, net	$—	$273	$—	$889
Gain on securities transactions, net	7	897	79	1,645
Trust fees	2,706	2,328	7,904	6,570
Service charges on deposits	5,100	5,732	15,252	16,294
Real estate mortgage fees	1,154	731	2,571	2,177
Net gain (loss) on sale of foreclosed assets	313	(128)	383	(187)
ATM and credit card fees	2,915	2,427	8,255	7,063
Other noninterest income	731	619	2,164	2,085

Total Noninterest Income	$12,926	$12,879	$36,608	$36,536

NONINTEREST EXPENSE
Salaries and employee benefits, excluding profit sharing	$11,978	$11,512	$35,657	$34,695
Profit sharing expense	1,148	689	2,967	1,739
Net occupancy expense	1,654	1,599	4,793	4,785
Equipment expense	1,851	1,920	5,542	5,828
Printing, stationery and supplies	425	508	1,283	1,406
ATM and credit card expenses	985	810	2,735	2,462
Audit fees	246	292	742	840
Legal, tax and professional fees	1,004	778	2,758	2,470
FDIC Insurance premiums	975	818	2,953	4,074
Correspondent bank service charges	192	204	564	839
Advertising and public relations	803	661	2,288	1,783
Amortization of intangible assets	151	214	463	652
Other noninterest expense	3,294	3,013	9,250	8,752

Total Noninterest Expense	$24,706	$23,018	$71,995	$70,325

TAX EQUIVALENT YIELD ADJUSTMENT	$2,718	$2,570	$7,953	$7,256

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	September 30, 2010
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate

Interest-earning assets:
Short-term investments	$168,709	$381	0.90%
Taxable securities	933,394	9,026	3.87%
Tax exempt securities	476,889	7,182	6.02%
Loans	1,533,624	23,389	6.05%

Total interest-earning assets	3,112,616	39,978	5.10%
Noninterest-earning assets	251,616

Total assets	$3,364,232

Interest-bearing liabilities:
Deposits	$1,939,078	$3,249	0.66%
Fed funds purchased and other short term borrowings	158,051	97	0.24%

Total interest-bearing liabilities	2,097,129	3,346	0.63%

Noninterest-bearing liabilities	826,824
Shareholders’ equity	440,279

Total liabilities and shareholders’ equity	$3,364,232

Net interest income and margin (tax equivalent)		$36,632	4.67%

	Nine Months Ended
	September 30, 2010
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate

Interest-earning assets:
Short-term investments	$186,560	$1,102	0.79%
Taxable securities	920,279	27,229	3.95%
Tax exempt securities	463,508	21,209	6.10%
Loans	1,512,992	69,070	6.10%

Total interest-earning assets	3,083,339	118,610	5.14%
Noninterest-earning assets	254,084

Total assets	$3,337,423

Interest-bearing liabilities:
Deposits	$1,912,051	$10,247	0.72%
Fed funds purchased and other short term borrowings	169,692	393	0.31%

Total interest-bearing liabilities	2,081,743	10,640	0.68%

Noninterest-bearing liabilities	827,421
Shareholders’ equity	428,259

Total liabilities and shareholders’ equity	$3,337,423

Net interest income and margin (tax equivalent)		$107,970	4.68%